CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Other Service Providers” in the Registration Statement on Form N-14 of the Brookfield Real Asset Income Fund Inc. as filed with the Securities and Exchange Commission on or about December 13, 2019.

/s/ PAUL HASTINGS LLP

PAUL HASTINGS LLP

New York, New York

December 13, 2019